Gladstone Investment Corporation Reports Financial Results for its
Fourth Quarter and Fiscal Year Ended March 31, 2023
MCLEAN, VA, May 10, 2023: Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its fourth quarter and fiscal year ended March 31, 2023. Please read the Company's Annual Report on Form 10-K, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	March 31, 2023	December 31, 2022	$ Change	% Change
For the quarter ended:
Total investment income	$19,857	$21,594	$(1,737)	(8.0)%
Total expenses, net(A)	10,213	13,025	(2,812)	(21.6)%
Net investment income(A)	9,644	8,569	1,075	12.5%
Net realized gain	155	3,844	(3,689)	(96.0)%
Net unrealized (depreciation) appreciation	(5,141)	3,366	(8,507)	(252.7)%
Net increase in net assets resulting from operations(A)	$4,658	$15,779	$(11,121)	(70.5)%
Net investment income per weighted-average common share(A)	$0.29	$0.26	$0.03	11.5%
Adjusted net investment income per weighted-average common share(B)	$0.26	$0.30	$(0.04)	(13.3)%
Net increase in net assets resulting from operations per weighted-average common share(A)	$0.14	$0.47	$(0.33)	(70.2)%
Cash distribution per common share from net investment income	$0.46	$0.22	$0.24	109.1%
Cash distribution per common share from cumulative net realized gains(C)	$0.02	$0.14	$(0.12)	(85.7)%
Weighted-average yield on interest-bearing investments	14.3%	13.4%	0.9%	6.7%
Total dollars invested	$250	$31,460	$(31,210)	(99.2)%
Total dollars repaid and/or collected from sales	$2,000	$16,143	$(14,143)	(87.6)%
Weighted-average shares of common stock outstanding - basic and diluted	33,510,528	33,316,055	194,473	0.6%
Total shares of common stock outstanding	33,591,505	33,447,001	144,504	0.4%

As of:
Total investments, at fair value	$753,543	$760,463	$(6,920)	(0.9)%
Fair value, as a percent of cost	104.6%	105.3%	(0.7)%	(0.7)%
Net assets	$439,742	$449,191	$(9,449)	(2.1)%
Net asset value per common share	$13.09	$13.43	$(0.34)	(2.5)%
Number of portfolio companies	25	25	—	—%

	March 31, 2023	March 31, 2022	$ Change	% Change
For the year ended:
Total investment income	$81,543	$72,552	$8,991	12.4%
Total expenses, net(A)	44,543	57,562	(13,019)	(22.6)%
Net investment income(A)	37,000	14,990	22,010	146.8%
Net realized gain	10,753	12,444	(1,691)	(13.6)%
Net unrealized (depreciation) appreciation	(12,206)	74,882	(87,088)	(116.3)%
Net increase in net assets resulting from operations(A)	$35,547	$102,316	$(66,769)	(65.3)%
Net investment income per weighted-average common share(A)	$1.11	$0.45	$0.66	146.7%
Adjusted net investment income per weighted-average common share(B)	$1.10	$1.00	$0.10	10.0%
Net increase in net assets resulting from operations per weighted-average common share(A)	$1.07	$3.08	$(2.01)	(65.3)%
Cash distribution per common share from net investment income	$0.92	$0.91	$0.01	1.1%
Cash distribution per common share from cumulative net realized gains(C)	$0.49	$0.26	$0.23	88.5%
Weighted-average yield on interest-bearing investments	13.0%	13.5%	(0.5)%	(3.7)%
Total dollars invested	$133,756	$92,738	$41,018	44.2%
Total dollars repaid and/or collected from sales	$87,833	$101,416	$(13,583)	(13.4)%
Weighted-average shares of common stock outstanding - basic and diluted	33,311,785	33,205,023	106,762	0.3%
Total shares of common stock outstanding	33,591,505	33,205,023	386,482	1.2%

As of:
Total investments, at fair value	$753,543	$714,396	$39,147	5.5%
Fair value, as a percent of cost	104.6%	106.7%	(2.1)%	(2.0)%
Net assets	$439,742	$445,830	$(6,088)	(1.4)%
Net asset value per common share	$13.09	$13.43	$(0.34)	(2.5)%
Number of portfolio companies	25	26	(1)	(3.8)%
(A)Inclusive of $1.0 million, or $0.03 per weighted-average common share, of capital gains-based incentive fees reversed during the three months ended March 31, 2023 and $1.4 million, or $0.04 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended December 31, 2022, respectively; and $0.3 million, or $0.01 per weighted-average common share, of capital gains-based incentive fees reversed during the year ended March 31, 2023 and $18.3 million, or $0.55 per weighted-average common share, of capital-gains based incentive fees accrued during the year ended March 31, 2022, respectively. These fees were (reversed)/accrued in accordance with United States generally accepted accounting principles ("GAAP"), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure - Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
Highlights for the Quarter: During the quarter ended March 31, 2023, the following significant events occurred:
•Portfolio Activity:
◦Replaced our two previously outstanding secured first lien revolving lines of credit to The Mountain with an aggregate cost basis of $4.3 million with a new secured first lien revolving line of credit with a $4.7 million commitment.

•Distributions and Dividends:
◦Paid $0.08 per common share to common stockholders in each of January, February, and March 2023; and
◦Paid a $0.24 per common share supplemental distribution to common stockholders in March 2023.
•At-the-market (“ATM”) program activity:

◦Sold 144,504 shares of our common stock under our common stock ATM program at a weighted-average gross price of $14.04 per share and raised approximately $2.0 million in net proceeds. These sales were above our then-current estimated NAV per share.
Fourth Quarter Results: Net investment income for the quarter ended March 31, 2023 was $9.6 million, or $0.29 per weighted-average common share, compared to net investment income for the quarter ended December 31, 2022 of $8.6 million, or $0.26 per weighted-average common share. This change was a result of a decrease in total expenses, net of credits, partially offset by a decrease in total investment income, quarter over quarter.
Total investment income during the quarters ended March 31, 2023 and December 31, 2022 was $19.9 million and $21.6 million, respectively. The quarter over quarter decrease was primarily due to a $2.9 million decrease in dividend and success fee income, the timing of which can be variable. This decrease was partially offset by a $1.2 million increase in interest income, primarily due to an increase in the weighted-average yield on interest-bearing investments, resulting from an increase in LIBOR.
Total expenses, net of credits, during the quarters ended March 31, 2023 and December 31, 2022 was $10.2 million and $13.0 million, respectively. The quarter over quarter decrease was primarily due to a $2.4 million decrease in the capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses, as well as a $0.3 million decrease in income-based incentive fee and a $0.3 million decrease in other expenses.
Net asset value per common share as of March 31, 2023 was $13.09 compared to $13.43 as of December 31, 2022. The quarter over quarter decrease was primarily due to $16.1 million, or $0.48 per common share, of distributions paid to common stockholders, and $5.1 million, or $0.15 per common share, of net unrealized depreciation of investments, partially offset by $9.6 million, or $0.29 per common share, of net investment income, and $0.2 million, or $0.00 per common share, of realized losses on investments.
Highlights for the Year: During the year ended March 31, 2023, the following significant events occurred:
•Portfolio Activity:
◦Exited our investments in two portfolio companies, which resulted in success fee income of $4.1 million, repayment of our debt of $49.5 million at par, and realized gains of $4.7 million, in the aggregate;
◦Invested $60.1 million in one new portfolio company, through a combination of secured first lien debt and preferred equity;
◦Recapitalized our investments in two portfolio companies, investing an aggregate additional $45.5 million in the form of secured first lien debt. In connection with these investments, we received aggregate gross proceeds of $35.0 million, including $10.1 million return of equity cost basis, $15.6 million of realized gains, $7.6 million of dividend income, and $1.7 million of success fee income, in the aggregate;
◦In addition to amounts invested in conjunction with recapitalizations discussed above, invested an aggregate of $28.2 million in various existing portfolio companies, through secured first lien debt, secured second lien debt and common equity; and
◦Recognized a realized loss of $10.0 million related to the replacement of our previously outstanding second lien term loan and second lien delayed draw term loan to The Mountain with a total aggregate cost basis of $13.2 million, with a new $3.2 million secured second lien term loan.

•Distributions and Dividends:
◦Paid $0.075 per common share to common stockholders each month from April 2022 through September 2022, and $0.08 per common share to common stockholders each month from October 2022 through March 2023; and
◦Paid an aggregate of $0.48 per common share of supplemental distributions to common stockholders during the year ended March 31, 2023.
•At-the-market (“ATM”) program activity:
◦Sold 386,482 shares of our common stock under our common stock ATM program at a weighted-average gross price of $14.21 per share and raised approximately $5.4 million in net proceeds. These sales were above our then-current estimated NAV per share.
Fiscal Year End Results: Net investment income for the year ended March 31, 2023 was $37.0 million, or $1.11 per weighted-average common share, compared to net investment income for the year ended March 31, 2022 of $15.0 million, or $0.45 per weighted-average common share. This change was a result of an decrease in total expenses, net of credits, and an increase in total investment income, year over year.
Total investment income during the years ended March 31, 2023 and March 31, 2022 was $81.5 million and $72.6 million, respectively. The year over year increase was primarily due to an $8.4 million increase in dividend and success fee income, the timing of which can be variable. This increase was also due to a $0.6 million increase in interest income, primarily due to an increase in the weighted-average yield on interest-bearing investments, resulting from an increase in LIBOR, as well as an increase in the weighted-average principal balance of our interest-bearing investments, partially offset by the collection of $7.3 million of past due interest from portfolio companies previously on non-accrual status in the prior year, which did not take place in the current year.
Total expenses, net of credits, during the years ended March 31, 2023 and March 31, 2022 was $44.5 million and $57.6 million, respectively. The year over year decrease was primarily due to an $18.6 million decrease in the capital gains-based incentive fees in the current year, as a result of the net impact of realized and unrealized gains and losses, a $2.7 million decrease in credits to fees from adviser, and a $2.3 million decrease in dividend expense related to the redemption of our then outstanding Series E Term Preferred Stock in the prior year. These amounts were partially offset by a $2.8 million increase in interest expense, as a result of the issuance of the 4.875% Notes due 2028 in August 2021 and an increase in LIBOR on amounts outstanding on our Credit Facility, a $1.1 million increase in the income-based incentive fee, and a $0.7 million increase in the base management fee.
Net asset value per common share as of March 31, 2023 was $13.09 compared to $13.43 as of March 31, 2022. The year over year decrease was primarily due to $47.1 million, or $1.41 per common share, of distributions paid to common stockholders, and $12.2 million, or $0.36 per common share, of net unrealized depreciation of investments, partially offset by $37.0 million, or $1.11 per common share, of net investment income, and $10.8 million, or $0.32 per common share, of realized gains on investments.
Subsequent Events: After March 31, 2023, the following significant events occurred:
•Distributions and dividends: In April 2023, our Board of Directors declared the following monthly and supplemental distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
April 21, 2023	April 28, 2023	$0.08
May 23, 2023	May 31, 2023	0.08
June 5, 2023	June 15, 2023	0.12	(A)
June 21, 2023	June 30, 2023	0.08
	Total for the Quarter:	$0.36
(A)Represents a supplemental distribution to common stockholders.

Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Annual Report on Form 10-K for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.
The following table provides a reconciliation of net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	March 31, 2023		December 31, 2022
	Amount	Per Share Amount	Amount	Per Share Amount

Net investment income	$9,644	$0.29	$8,569	$0.26
Capital gains-based incentive fee	(1,002)	(0.03)	1,442	0.04
Adjusted net investment income	$8,642	$0.26	$10,011	$0.30
Weighted-average shares of common stock outstanding - basic and diluted		33,510,528		33,316,055

	For the year ended
	March 31, 2023		March 31, 2022
	Amount	Per Share Amount	Amount	Per Share Amount

Net investment income	$37,000	$1.11	$14,990	$0.45
Capital gains-based incentive fee	(296)	(0.01)	18,286	0.55
Adjusted net investment income	$36,704	$1.10	$33,276	$1.00
Weighted-average shares of common stock outstanding - basic and diluted		33,311,785		33,205,023
Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Conference Call: The Company will hold its earnings release conference call on Thursday, May 11, 2023, at 8:30 a.m. Eastern Time. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 18, 2023. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13736838. The replay will be available beginning approximately one hour after the call concludes. The event will be archived and available for replay on the Company's website at www.gladstoneinvestment.com.
About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Annual Report on Form 10-K, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-K for the year ended March 31, 2023, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com. or +1-703-287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.